As filed with the Securities and Exchange Commission on
October 7, 1996
Registration No. 33 - 27601
____________________________________________________________
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT  UNDER THE SECURITIES ACT OF 1933
__________________
INTERACTIVE MULTIMEDIA PUBLISHERS, INC.
(Exact name of Issuer as specified in its Charter)
Delaware                                34-1799451
State of Incorporation                I.R.S. Employer
                                    Identification No.)
733 West Market Street - Suite B-5
Akron, Ohio
44303
(Address of Principal Executive Offices)(mailing Code)

CONSULTANT CONTRACT
(Full title of the Plan)

Dr. P. Joseph Vertucci, President
Interactive MultiMedia Publishers, Inc.
733 West Market Street, Suite B5
Akron, Ohio 44303
(330) 434-2528
(Name, address, including zip code and telephone number, including area code, of agent for service)

Please send copies of all correspondence to:
P. Joseph Vertucci
733 West market Street, Suite B5
Akron, Ohio 44303
(330) 434-2528

CALCULATION OF REGISTRATION FEE

Title of                        Proposed     Proposed
Securities                      Maximum      Maximum
To Be        Amount to be                    Aggregate
Registered   Registered         Price Per    Offering   Fee
                                Share (1)    Price (1)
____________________________________________________________
Common Stock  650,000           $.37     $ 220,500  $83.02
$.001 par Value
Per Share                         ($100.00 minimum fee)
____________________________________________________________
Total                                   $ 220,500    $100.00

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 on the basis of the average bid ($.37) and asked ($.50) prices per share of common stock of Interactive MultiMedia Publishers, Inc. on October 4, 1996 as reported by the National Quotation Bureau Non-Nasdaq Price Report for Over the Counter securities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, or portions thereof, heretofore filed by Interactive MultiMedia Publishers, Inc.
(the "Company") with the U.S. Securities and  Exchange
Commission (the "Commission") are hereby incorporated by reference in this Registration Statement on Form S-8 (the
"Registration Statement"):

     (a) The latest Quarterly Report on Form 10-QSB for the quarter ended March 30, 1996, filed by the Company with the Commission pursuant to Section 13(a) under the Exchange Act;
     (b) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description or Securities.

      Not applicable

Item 5. Interest of Named Experts and Counsel

      No experts or counsel have any substantial interest, direct or indirect, in the Company.

Item 6. Indemnification of Directors and Officers.

      The Articles of Incorporation of the Company provide that the Company shall indemnify the directors and officers of the Company. This indemnification extends to cover the reasonable costs, expenses and liabilities (including reasonable attorney fees) incurred by or imposed upon him in connection with, or resulting from, any claim, action, suit, proceeding, investigation or inquiry of whatever nature in which he may be involved as a party or otherwise by reason of his being or having been a director or officer of the corporation, whether or not he continues to be such director or officer of the corporation, at the time of the incurring or imposition of such costs, expenses or liabilities, except in relation to matters as to which he shall be finally adjudged in such action, suit, proceeding, investigation or inquiry to be liable for willful misconduct, willful neglect, or negligence toward or on behalf of the corporation in the performance of his duties as such director or officer of the Corporation. As to whether or not a director or officer was liable by reason of willful misconduct, willful neglect, or negligence toward or on behalf of the corporation in the performance of his duties as such director or officer of the corporation, in the absence of such final adjudication of the existence of such liability, the Board of Directors and each director and officer may conclusively rely upon an opinion of legal counsel selected by or in the manner designated by the Board of Directors. The foregoing right to indemnification shall be in addition to and not in limitation of all other rights to which such person may be entitled as a matter of law and shall inure to the benefit of the legal representative of such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors' officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

      Not applicable.

Item 8. Exhibits.

     1. Amended and Restated Articles of Incorporation.
     2. Bylaws of the Company.
     3. Specimen Common Stock Certificate
     4. Consent and Opinion of Counsel that said securities are validly issued.
     5. Consulting Services Agreement with two Exhibits.

Item 9. Undertakings

     A. To Update Annually

     The undersigned registrant hereby undertakes (1) other than as provided in the proviso to item 512(a) of regulation S-K, to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (a) to include any prospectus required by Section 10(a)(3) of the Securities Act, (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Incorporation of Subsequent Securities

         Exchange Act of 1934 Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Indemnification of Officers and Directors

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Akron, Ohio, on October 4, 1996.

Interactive MultiMedia Publishers, Inc.

By ________________________

Dr. P. Joseph Vertucci
President

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures            Titles                 Date


____________________ _______________________ ___________
Dr. P. Joseph Vertucci
Secretary